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                                                                    EXHIBIT 99.3


                            DAGAZ TECHNOLOGIES, INC.
                       STOCK OPTION ASSUMPTION AGREEMENT

                            DESIGNATED OPTIONS UNDER
                         INTEGRATED NETWORK CORPORATION
                1986 STOCK OPTION PLAN OR 1996 STOCK OPTION PLAN


OPTIONEE:

                 STOCK OPTION ASSUMPTION AGREEMENT issued as of the 2nd day of September, 1997 by Dagaz Technologies, Inc., a Delaware corporation ("Dagaz") and a wholly-owned subsidiary of Integrated Network Corporation, Delaware corporation ("INC").

                 WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding non-qualified stock options to purchase shares of INC common stock ("INC Stock") which were originally granted to Optionee under either the INC 1986 Stock Option Plan or the INC 1996 Stock Option Plan (individually, the "Plan," and together, the "Plans") and are evidenced by a Non-Qualified Stock Option Agreement (the "Option Agreement") originally between INC and Optionee.

                 WHEREAS, INC has this day contributed all of the properties, assets, rights and obligations of INC related to certain INC technology (the "Contribution") pursuant to the Acquisition Agreement dated July 27, 1997, by and between Cisco Systems, Inc., a California corporation, and INC (the "Acquisition Agreement").

                 WHEREAS, the provisions of the Acquisition Agreement require Dagaz to assume all obligations of INC under designated outstanding options under the Plans at the consummation of the Contribution and to issue to the holder of each such option an agreement evidencing the assumption of that option.

                 WHEREAS, pursuant to the provisions of the Acquisition Agreement, the assumption ratio in effect for purposes of the option assumption is 1.7143 shares of Dagaz common stock (the "Dagaz Stock") for each outstanding share of INC Stock subject to the INC Options (the "Assumption Ratio").

                 WHEREAS, this Agreement is to become effective immediately upon the consummation of the Contribution (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plans which have become necessary by reason of the assumption of those options by Dagaz in connection with the Contribution.






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                 NOW, THEREFORE, it is hereby agreed as follows:

                 1. The number of shares of INC Stock subject to the stock options held by Optionee under the applicable Plan immediately prior to the Effective Time (the "INC Options") and the exercise price payable per share are set forth in Exhibit A hereto. Dagaz hereby assumes, as of the Effective Time, all the duties and obligations of INC under each of the INC Options. In connection with such assumption, the number of shares of Dagaz Stock purchasable under each INC Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Assumption Ratio. Accordingly, the number of shares of Dagaz Stock subject to each INC Option hereby assumed shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Dagaz Stock under the assumed INC Option shall be as indicated for that option in attached Exhibit A.

                 2. The intent of the foregoing adjustments to each assumed INC Option is to assure that the spread between the aggregate fair market value of the shares of Dagaz Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Contribution, be substantially equal (except for the effects of rounding) to the spread which existed, immediately prior to the Contribution, between the then aggregate fair market value of the INC Stock subject to the INC Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, immediately after the Contribution, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the INC Option immediately prior to the Contribution.

                 3. The following provisions shall govern each INC Option hereby assumed by Dagaz:

                                  (a)      Unless the context otherwise
                 requires, all references to the "Company" in each Option Agreement and in the applicable Plan (as incorporated into such Option Agreement) shall mean Dagaz, all references to "Common Stock" shall mean shares of Dagaz Stock, all references to the "Board of Directors" shall mean the Board of Directors of Dagaz, and all references to the "Committee" shall mean the Compensation Committee of the Dagaz Board of Directors.

                                  (b)      The grant date and the expiration
                 date of each assumed INC Option and all other provisions which govern either the exercisability or the termination of the assumed INC Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Dagaz Stock.

                                  (c) Each assumed INC Option shall remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Dagaz Stock subject to each such installment adjusted to





                                       2.
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                 reflect the Assumption Ratio.  Accordingly, no accelerated vesting of the INC Options shall be deemed to automatically occur by reason of the Contribution.

                                  (d) For purposes of applying any and all provisions of the Option Agreement relating to Optionee's status as an employee, consultant or director of INC, Optionee shall be deemed to continue in such status as an employee, consultant or director for so long as Optionee renders services as such to Dagaz (or any present or future parent or subsidiary of Dagaz). Accordingly, the provisions of the Option Agreement governing the termination of the assumed INC Options upon Optionee's cessation of service as an employee, consultant or director of INC shall hereafter be applied on the basis of Optionee's cessation of employee, consultant or director status with Dagaz (or any Dagaz parent or subsidiary), and each assumed INC Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee, consultant or director of Dagaz (or any Dagaz parent or subsidiary). In accordance with the Option Agreement, a change in the status of service provided to Dagaz (i.e., as either an employee, consultant or director) will not constitute an interruption of continuous status as an employee, consultant or director.

                                  (e)      The adjusted exercise price payable
                 for the Dagaz Stock subject to each assumed INC Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Dagaz Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as INC Stock prior to the Contribution shall be taken into account.

                                  (f)      In order to exercise each assumed
                 INC Option, Optionee must deliver to Dagaz a written notice of exercise in which the number of shares of Dagaz Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Dagaz Stock and should be delivered to Dagaz at the following address:

                                  Dagaz Technologies, Inc.
                                  170 West Tasman Drive
                                  San Jose, CA 95134
                                  Attention:  Stock Plan Administrator

                 4. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.





                                       3.
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                 IN WITNESS WHEREOF, Dagaz Technologies, Inc. has caused this
Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the _____ day of _______________________, 1997.



                                        DAGAZ TECHNOLOGIES, INC.

                                        By:
                                           ------------------------------------




                                 ACKNOWLEDGMENT


                 The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her INC Options hereby assumed by Dagaz Technologies, Inc. are as set forth in the Option Agreement, the applicable Plan and such Stock Option Assumption Agreement.


                                           ------------------------------------
                                                 OPTIONEE



DATED: __________________, 199_










                                       4.
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                                   EXHIBIT A

              Optionee's Outstanding Options to Purchase Shares of
            Integrated Network Corporation Common Stock (Pre-Merger)
                                      and
              Optionee's Outstanding Options to Purchase Shares of
              Dagaz Technologies, Inc. Common Stock (Post-Merger)